Exhibit 99.1

(BW)(FL-PERRY-ELLIS-INTL)(PERY) Perry Ellis International Reports

Record Second Quarter Revenue; Beats Consensus Analysts EPS Estimates;

Confirms Full Year Guidance

Business Editors

MIAMI—(BUSINESS WIRE)—Aug. 23, 2004—Perry Ellis International, Inc. (Nasdaq:PERY) today reported record total revenue for the second quarter ended July 31, 2004 of $126.4 million, an increase of $33.6 million, or 36%, over the $92.8 million reported for the same period last year. For the six months ended July 31, 2004, total revenue rose $122.8 million, or 61%, to $323.8 million from the $201.0 million in the prior year period.

The company’s revenue for the quarter benefited from strong organic growth as well as the impact of the June 2003 acquisition of Salant Corporation. Approximately $16.6 million of the increase in revenue is attributable to increases in the company’s core wholesale and swimwear businesses, an increase of 29.8% over the same period last year. The remaining $17 million of the increase in revenue over the second quarter of last year is attributable to the acquisition of Salant on June 19 of last year.

The company reported net income of $5.6 million for the six months ended July 31, 2004, an increase of $2.6 million, or 87%, over the same period last year. Earnings per fully diluted share were $0.59, an increase of $0.19, or 48%, over the first six months of last year on an increase in the shares outstanding of 26.6%, or 2.0 million new shares, as a result of the company’s recent public offering of 950,000 shares and the issuance of shares last year for the Salant acquisition. For the second quarter, the company, as expected, reported a loss of $2.6 million, or $0.29 per share, an improvement of 20% compared to a loss in the second quarter a year ago of $0.36 per share. The loss of $0.29 per share for this second quarter is slightly better than analyst consensus estimates of a loss of $0.30 per share.

George Feldenkreis, chairman and chief executive officer, stated: “We are pleased that our brands continue to perform exceptionally well across all channels of distribution. We are showing an improvement over last year in the department store channel with brands such as Perry Ellis(R), Cubavera(R), and Mondo di Marco(R). In the national chain stores our Havanera Co.(R), John Henry(R) and some new initiatives in private label lines continue to provide growth opportunities.” Mr. Feldenkreis added: “While the second quarter is historically a loss quarter for us, we are pleased we were able to exceed analyst consensus EPS estimates. As we look to the balance of the year, we expect our full year revenues and earnings to be in line with our previous guidance.”

Oscar Feldenkreis, president and chief operating officer, explained how the company is positioning its brands to take advantage of consumers’ desire for luxury or near-luxury merchandise. “In our core wholesale division, we have re-launched Grand Slam(R) as an upper moderate golf lifestyle brand, and we are re-launching Jantzen(R) as an upper moderate classic American brand. Our Hispanic lifestyle brands continue to drive excitement and revenues: Cubavera(R) is one of the top performers in every department store where it is sold. Our Perry Ellis brand continues to be the best performing updated contemporary designer brand at retail and we are placing continued focus on brand and category extension to drive further sales growth.”

About Perry Ellis International

Perry Ellis International Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), John Henry(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Penguin Sport(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R). The company also licenses trademarks from third parties including Nike(R) and Tommy Hilfiger(R) for swimwear, PING(R) and PGA Tour(R) for golf apparel and Ocean Pacific(R) for men’s sportswear. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Revenues
Net sales	$121,049	$87,066	$313,153	$188,932
Royalty income	5,317	5,700	10,632	12,111

Total revenues	126,366	92,766	323,785	201,043
Cost of sales	88,499	64,852	223,115	136,397

Gross profit	37,867	27,914	100,670	64,646
Operating expenses
Selling, general and administrative expenses	36,528	27,297	81,401	48,906
Depreciation and amortization	1,534	1,413	3,039	2,525

Total operating expenses	38,062	28,710	84,440	51,431

Operating income (loss)	(195)	(796)	16,230	13,215
Costs on early extinguishment of debt	—	—	—	—
Interest expense	3,756	3,391	7,201	8,354

Income (loss) before minority interest and income taxes	(3,951)	(4,187)	9,029	4,861
Minority interest	95	(20)	154	26
Income tax provision (benefit)	(1,403)	(1,533)	3,313	1,841

Net income (loss)	$(2,643)	$(2,634)	$5,562	$2,994

Net income (loss) per share
Basic	$(0.29)	$(0.36)	$0.63	$0.43

Diluted	$(0.29)	$(0.36)	$0.59	$0.40

Weighted average number of shares outstanding
Basic	9,126	7,372	8,787	6,919
Diluted	9,126	7,372	9,466	7,512

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 31, 2004	January 31, 2004
Assets
Current assets:
Cash and cash equivalents	$34,726	$1,011
Accounts receivable, net	98,437	115,678
Inventories, net	78,455	110,910
Deferred income taxes	8,752	9,621
Prepaid income taxes	3,548	5,002
Other current assets	6,189	6,418

Total current assets	230,107	248,640

Property and equipment, net	44,163	39,093
Intangible assets, net	160,635	152,266
Deferred income taxes	21,148	28,591
Other assets	6,549	11,811

Total assets	$462,602	$480,401

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable and accrued expenses	$44,754	$51,734
Unearned revenues	1,025	984
Other current liabilities	3,610	2,991

Total current liabilities	49,389	55,709

Senior subordinated notes payable	146,826	150,454
Senior secured notes payable	59,319	60,389
Senior credit facility	—	34,715
Real estate mortgage	11,600	11,600
Deferred pension obligation	15,574	15,734

Total long term liabilities	233,319	272,892

Total liabilities	282,708	328,601

Minority interest	1,073	917

Stockholders’ equity

Preferred stock	—	—
Common stock	95	85
Additional paid in capital	87,488	66,074
Retained earnings	90,897	85,335
Accumulated other comprehensive income	341	322

Total	178,821	151,816

Common stock in treasury	—	(933)

Total stockholders’ equity	178,821	150,883

Total liabilities and stockholders’ equity	$462,602	$480,401

CONTACT:	Perry Ellis International, Inc., Miami Rosemary Trudeau, 305-873-1294 rosemary.trudeau@pery.com